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CALCULATION OF REGISTRATION FEE

Title of Each Class ofSecurities to be Registered	Amount to be Registered	Offering Price	Amount of Registration Fee(1)

5.100% Notes due 2025	$350,000,000	$349,881,000	$40,656.17

(1) The registration fee, calculated in accordance with Rule 457(r), is being transmitted to the SEC on a deferred basis pursuant to Rule 456(b).

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-206104

Prospectus Supplement
(To prospectus, dated August 5, 2015)

Wyndham Worldwide Corporation

$350,000,000
5.100% Notes due 2025

We are offering $350 million aggregate principal amount of our 5.100% Notes due 2025 (the "notes").

The interest rate payable on the notes will be subject to adjustments from time to time if either Moody's or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes as described in "Description of notes—Interest Rate Adjustment." Interest will be payable semi-annually on April 1 and October 1 of each year, commencing April 1, 2016. The notes will mature on October 1, 2025. We may redeem some or all of the notes at any time prior to maturity at the redemption prices described under the caption "Description of notes—Optional redemption." If a change of control triggering event as described in this prospectus supplement under the heading "Description of notes—Repurchase at the option of the holders of notes" occurs, we will be required to offer to purchase the notes from the holders.

The notes will be our unsecured obligations and will rank equally in right of payment with all of our other unsubordinated indebtedness from time to time outstanding.

Investing in the notes involves risks. Please see the sections entitled "Risk Factors" beginning on page 23 of our Annual Report on Form 10-K for the year ended December 31, 2014 and in this prospectus supplement beginning on page S-8 and the accompanying prospectus beginning on page 5.

	Per note	Total

Public offering price(1)	99.966%	$349,881,000
Underwriting discount	0.650%	$2,275,000
Proceeds, before expenses, to us	99.316%	$347,606,000

(1)   Plus accrued interest, if any, from September 15, 2015, if settlement occurs after such date.

The issuer does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to distribute the notes in book-entry form through the facilities of The Depository Trust Company for the benefit of its direct and indirect participants on or about September 15, 2015.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch	Goldman, Sachs & Co.

Deutsche Bank Securities	Wells Fargo Securities

Senior Co-Managers

MUFG	Scotiabank	US Bancorp

Co-Managers

Barclays	BB&T Capital Markets	BBVA	SunTrust Robinson Humphrey

The date of this prospectus supplement is September 10, 2015.

Prospectus Supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

S-i

We have not authorized anyone to provide any information or make any representations other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission, or the "SEC." We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. Neither we nor the underwriters take any responsibility for, nor can we provide any assurance as to the reliability of, any different or additional information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale thereof is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

Forward-looking statements

Forward-looking statements in this prospectus supplement and documents that are incorporated by reference herein are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or other public statements. These forward-looking statements are based on various facts and have been derived utilizing numerous important assumptions and other important factors, and changes in such facts, assumptions or factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans," "may increase," "may fluctuate" and similar expressions or future or conditional verbs such as "should," "would," "may" and "could" are generally forward looking in nature and not historical facts. You should understand that the following important factors could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

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competition in our existing and future lines of business and the financial resources of competitors;

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declines in or disruptions to the travel industry, such as those caused by economic slowdown, terrorism, political strife, acts of God and war;

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risks common to the hospitality industry, including changes in operating costs, changes in desirability of geographic regions of the hotels or resorts in our business, changes in the supply and demand for hotel rooms and the seasonality in our businesses;

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our ability to achieve our growth objectives;

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risks inherent in operating in foreign countries, including local economic conditions, potential adverse changes in the diplomatic relations of foreign countries with the U.S. and hostility from local populations;

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legal actions against us;

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our indebtedness, hedging transactions, securitization of certain of our assets, surety bond requirements, the cost and availability of capital and extension of credit by us;

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economic conditions affecting the hospitality industry, the global economy and credit markets generally;

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our failure to comply with laws and regulations and any changes in laws and regulations, including hospitality, vacation rental and vacation ownership-related regulations, telemarketing regulations, privacy policy regulations and state, federal and international tax laws;

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damage to our reputation and the value of our brands;

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the loss of any of our senior management;

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our relationships with associates;

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our ability to adequately protect and maintain our intellectual property; and

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our failure to provide fully integrated disaster recovery technology solutions in the event of a disaster or other business interruption.

Other factors not identified above, including the risk factors described or incorporated by reference in the "Risk factors" section of this prospectus supplement or the accompanying prospectus, may also cause actual results to differ materially from those projected by our forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond our control.

You should consider the areas of risk described above, as well as those set forth under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014 and in this prospectus supplement and the accompanying prospectus in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law. For any forward-looking statements contained or incorporated by reference in this prospectus supplement, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

 Summary

The following is a summary of the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement. It does not contain all of the information that may be important to you. You should read this prospectus supplement in its entirety and the documents we have referred you to, including those incorporated herein by reference, especially the risks of investing in the notes discussed under "Risk factors," before investing in these notes. Except as otherwise indicated or unless the context otherwise requires, "Wyndham Worldwide," "we," "us," "our," "the Company," and "our company" refer to Wyndham Worldwide Corporation or any successor thereto and its subsidiaries on a consolidated basis. Unless otherwise indicated, information is presented as of June 30, 2015.

Our company

As one of the world's largest hospitality companies, we offer individual consumers and business customers a wide range of hospitality services and products through our global portfolio of world-renowned brands. The hospitality industry is a major component of the travel industry, which is one of the largest retail industry segments of the global economy. Through our 25 primary brands, we have built a significant presence in most major hospitality markets in the United States and throughout the world. Our brands include: Wyndham Hotels and Resorts, Ramada, Days Inn, Super 8, Howard Johnson, Wingate by Wyndham, Microtel Inns & Suites, Tryp by Wyndham, RCI, Landal GreenParks, Novasol, Hoseasons, cottages4you, James Villa Holidays, Wyndham Vacation Rentals, Wyndham Vacation Resorts, Shell Vacations Club and WorldMark by Wyndham. Our operations are grouped into three segments: lodging, vacation exchange and rentals and vacation ownership.

•
Wyndham Hotel Group is the world's largest hotel company based on the number of properties, with approximately 7,700 hotels and over 668,500 hotel rooms worldwide. We franchise in the upscale, upper midscale, midscale, economy and extended stay segments, with a concentration in economy brands. We also provide property management services for full-service and select limited-service hotels. This is predominantly a fee-for-service business that produces recurring revenue streams with steady cash flow and low capital investment requirements.

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Wyndham Exchange and Rentals includes the world's largest vacation exchange network based on the number of members (3.8 million) and affiliated vacation ownership resorts (approximately 4,500) providing vacation exchange services and products to timeshare developers and owners. We are also the world's largest professional manager of vacation rental properties based on the number of properties (approximately 105,500), which we market on behalf of independent owners. In total, we provide access to approximately 110,000 vacation properties in more than 100 countries, including vacation ownership condominiums, traditional hotel rooms, villas, cottages, chalets, city apartments, second homes, fractional resorts, private residence clubs and yachts. This is primarily a fee-for-service business that provides stable revenue streams and produces strong cash flow.

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Wyndham Vacation Ownership is the world's largest timeshare (also known as vacation ownership) business based on the number of resorts, units, owners and revenues, with over 210 resorts and approximately 901,000 owners. We develop and market Vacation Ownership

  Interests ("VOIs") to individual consumers, provide consumer financing in connection with the sale of VOIs and provide property management services at resorts.

Our business segments generate a diversified revenue stream and high free cash flow. For the year ended December 31, 2014, approximately 63% of our revenues were generated from our fee-for-service businesses. We receive fees (i) in the form of royalties for use of our brand names, (ii) for providing property management services to hotels and vacation ownership resorts, (iii) for providing vacation exchange and rentals services and (iv) for providing services under our Wyndham Asset Affiliation Models in our timeshare business. The remainder of our revenue comes primarily from the sale of VOIs and related financing.

Our mission is to increase shareholder value by being the leader in travel accommodations and welcoming our guests to iconic brands and vacation destinations through our signature "Count On Me!" service. Our strategies to achieve these objectives are to:

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strategically allocate capital to expand our fee-for-service business models;

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increase cash flow and profit through superior execution;

•
develop innovative services and products to meet the evolving needs of customers;

•
further develop our world class capabilities by strengthening our brands, attracting and developing the best talent and investing in technology; and

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support and promote Wyndham Green and Wyndham Diversity initiatives.

We provide value-added services and products intended to enhance the travel experience of the individual consumer and to drive revenues to our business customers. We have a strong presence in many different segments of the hospitality industry. This allows us to leverage our relationships with our existing customers by offering them services and products from other segments.

All of our businesses have both domestic and international operations. During 2014, we derived 74% of our revenues in the U.S. and 26% internationally (approximately 16% in Europe and 10% in all other international regions). For a discussion of our segment revenues, profits, assets and geographical operations, see Note 21 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the period ended December 31, 2014.

Risk factors

See the sections entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014 and in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider carefully before deciding to invest in the notes.

 The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see the section entitled "Description of notes."

Issuer	Wyndham Worldwide Corporation, a Delaware corporation.
Securities Offered	$350 million aggregate principal amount of 5.100% notes due 2025.
Maturity	The notes will mature on October 1, 2025.
Interest Rate
Subject to "Interest Rate Adjustment" below, the notes will bear interest at the rate of 5.100% per year. Interest on the notes will be payable semi-annually in arrears on April 1 and October 1 of each year commencing April 1, 2016.
Interest Rate Adjustment
The interest rate payable on the notes will be subject to adjustments from time to time if either Moody's or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes. See "Description of notes—Interest Rate Adjustment."
Ranking
The notes will be our general unsecured obligations and will rank equally with all of our existing and future unsubordinated obligations. As of June 30, 2015, we had $2,921 million of unsecured indebtedness outstanding, $231 million of secured indebtedness outstanding, and $2,094 million of securitized indebtedness outstanding.

Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.

The notes will be structurally subordinated to all obligations of our subsidiaries, including claims with respect to trade payables. As of June 30, 2015, our direct and indirect subsidiaries had $231 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities and indebtedness under our securitization programs), which primarily relate to capital leases, all of which are structurally senior to the notes.
Further Issues
We may create and issue further notes ranking equally and ratably in all respects with the notes being offered hereby, so that such further notes will be consolidated and form a single series with the notes being offered hereby and will have the same terms. Please see the section entitled "Description of notes—Further issues."

Optional Redemption	We may redeem at our option all or a portion of the notes at any time prior to July 1, 2025 (3 months prior to the maturity date of the notes) at the "make-whole" redemption price described under the section entitled "Description of notes—Optional redemption" in this prospectus supplement.

We may redeem at our option all or a portion of the notes at any time on or after July 1, 2025 (3 months prior to the maturity date of the notes) at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date.
Certain Covenants	We will issue the notes under an indenture that will, among other things, limit our ability to:
• consolidate, merge or sell all or substantially all of our assets;
• create liens, except for those created in our securitization facilities; and
• enter into sale and leaseback transactions.
All of these limitations will be subject to a number of important qualifications and exceptions. Please see the section entitled "Description of notes."
Repurchase at the Option of the Holders of Notes
If we experience specific kinds of change of control and a related downgrade on the notes to below investment grade ratings on any date within a specified period of time following the public notice of an arrangement that could result in a change of control, we will be required to offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase. Please see the section entitled "Description of notes—Repurchase at the option of the holders of notes."
Use of Proceeds
We intend to use the net proceeds of this offering for the repayment, redemption, repurchase, defeasance or other retirement of outstanding indebtedness, including commercial paper and debt outstanding under our revolving credit facility, and for general corporate purposes. Please see the section entitled "Use of proceeds."
Book-entry form
The notes will be issued in the form of one or more fully registered global notes, which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary"), New York, New York and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the United States), or Clearstream Banking Luxembourg S.A. or Euroclear Bank S.A./N.V. as operator of the Euroclear System (in Europe), if they are participants in those systems, or indirectly through organizations that are participants in those systems.
Absence of a public market for the notes
The notes are new securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making activities with respect to the notes without notice to you or us. We do not intend to apply for a listing of the notes on any securities exchange or quotation system.
Material United States federal income tax considerations	For a discussion of material United States federal income tax consequences related to the ownership and disposition of the notes, see "Material United States federal income tax considerations."
Trustee and paying agent	U.S. Bank National Association.
Governing Law	The notes and the indenture under which they will be issued will be governed by New York law.
Conflicts of Interest
Certain of the underwriters or their affiliates may be holders of any of our existing indebtedness that we repay, redeem, repurchase, defease or otherwise retire. Because a portion of the net proceeds of this offering, not including underwriting compensation, may be received by affiliates of certain underwriters, to the extent any one underwriter, together with its affiliates, receives more than 5% of the net proceeds, such underwriter would be deemed to have a "conflict of interest" with us in regards to this offering under Financial Industry Regulatory Authority, Inc. ("FINRA") Rule 5121. For a brief description of our relationships with certain underwriters, see "Use of proceeds" and "Conflicts of interest."

Risk factors

Your investment in the notes involves certain risks. Before you invest in the notes, in consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks relating to the notes and the discussion of risks relating to our business under the caption "Risk factors" in the accompanying prospectus and under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in other Exchange Act reports that we file with the SEC, which will be incorporated herein by reference, or by a post-effective amendment to the registration statement of which this prospectus supplement forms a part. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

Risks related to the notes

Our level of indebtedness could limit cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing, if necessary.

As of June 30, 2015, our total debt outstanding, exclusive of debt outstanding under our vacation ownership securitization program, was $3,152 million. Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our obligations under the notes. For example, our level of indebtedness could, among other things:

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affect our liquidity by limiting our ability to obtain additional financing for working capital, or limit our ability to obtain financing for capital expenditures and acquisitions or make any available financing more costly;

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require us to dedicate all or a substantial portion of our cash flow to service our debt, which would reduce funds available for other business purposes, such as capital expenditures, dividends or acquisitions;

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limit our flexibility in planning for or reacting to changes in the markets in which we compete;

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place us at a competitive disadvantage relative to our competitors with less indebtedness;

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render us more vulnerable to general adverse economic and industry conditions; and

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make it more difficult for us to satisfy our financial obligations, including those relating to the notes.

In addition, the indenture governing the notes, our existing senior credit facility and the terms of the agreements governing our other outstanding indebtedness contain or will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt, including the notes.

Despite current indebtedness levels, we and certain of our subsidiaries may incur substantially more debt. This could further exacerbate the risks associated with our leverage.

The terms of the indenture governing the notes do not prohibit us or our subsidiaries from incurring additional indebtedness. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

The notes will be unsecured and rank behind any secured creditors to the extent of the value of the collateral securing their claims.

As of June 30, 2015, we had $231 million of secured indebtedness. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes. In that event, because the notes will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

The notes will be structurally junior to the indebtedness and other liabilities of our subsidiaries.

You will not have any claim as a creditor against our subsidiaries and all existing and future indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to the notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of any of our subsidiaries, the rights of the holders of notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary's creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the notes are structurally subordinated to the outstanding and other liabilities, including trade payables, of our subsidiaries. As of June 30, 2015, our subsidiaries had $231 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities and indebtedness under our securitization programs), which primarily relate to capital leases, all of which are structurally senior to the notes.

In addition, the indenture permits our subsidiaries to incur additional indebtedness which would be structurally senior to the notes and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

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refinance all or a portion of our debt, including the notes;
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obtain additional financing;
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sell some of our assets or operations;
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reduce or delay capital expenditures and/or acquisitions; or
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revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including our senior credit facility and the indenture.

Our failure to meet the terms of covenants in our existing senior credit facility may result in an event of default.

Our existing senior credit facility contains covenants customary for credit facilities of this nature, including requiring us to meet specified financial ratios and financial tests. Our ability to borrow under our senior credit facility will depend upon satisfaction of these covenants. Events beyond our control can affect our ability to meet those covenants.

These financial covenants consist of a minimum interest coverage ratio of at least 2.5 times consolidated EBITDA to consolidated interest expense for the measurement period and a maximum leverage ratio not to exceed 4.25 times consolidated total indebtedness to consolidated EBITDA on the measurement date (provided that the consolidated leverage ratio may be increased for a limited period to 5.0 times in connection with a material acquisition). Our financial covenant calculations were 12.4 times and 2.2 times as of June 30, 2015, respectively. Negative covenants in the credit facility include limitations on indebtedness of material subsidiaries; liens; mergers, consolidations, liquidations and dissolutions; and sales of all or substantially all of our assets.

If we are unable to meet the terms of our financial covenants, or if we break any of these covenants, a default could occur under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient funds to refinance our debt. Even if new financing is offered to us, it may not be on terms acceptable to us.

The IRS could take the position that the contingent payment debt instrument rules apply to the notes.

Although we intend to take the position that the contingent payment debt instrument rules do not apply to the notes, it is possible that the Internal Revenue Service ("IRS") could successfully assert that the notes should instead be taxed under those rules as a result of the Interest Rate Adjustment, Change of Control Offer or otherwise. If the notes were treated as "contingent payment debt instruments," then regardless of your method of tax accounting, you would be required to accrue interest income at a higher rate than the stated interest rate on the notes, and to treat any gain realized on the taxable disposition of a note as ordinary interest income, rather than capital gains. See "Material United States federal income tax considerations."

A downgrade by Moody's or S&P could restrict our access to the capital markets and increase our borrowing costs.

A downgrade by Moody's and/or S&P could affect our future borrowing and/or bonding costs and the availability of such bonding capacity. It is also possible that asset-backed securities issued pursuant to our securitization programs could in the future be downgraded by rating agencies. If our asset-backed securities are downgraded, our ability to complete other securitization transactions on acceptable terms could be jeopardized, and we could be forced to rely on other funding sources which may be more expensive and less attractive, or such other funding sources may not be available, which may require us to adjust our business operations accordingly, including reducing or suspending our financing to purchasers of VOIs. In addition, our inability to access the securitization or debt markets or utilize other financing vehicles would negatively affect our liquidity. Please see the section entitled "Management's

Discussion and Analysis of Financial Condition and Results of Operation—Liquidity" in our Quarterly Report on Form 10-Q for the period ended June 30, 2015.

We may choose to redeem the notes when prevailing interest rates are relatively low.

The notes are redeemable at our option and we may choose to redeem some or all of the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely affect your ability to sell your notes as the optional redemption date or period approaches. Please see the section entitled "Description of notes—Optional redemption."

We may not be able to repurchase the notes upon a change of control.

Upon a change of control, as defined under the indenture governing the notes, and a related downgrade on the notes to below investment grade ratings on any date within a specified period of time following the public notice of an arrangement that could result in a change of control, we are required to offer to repurchase all of the notes then outstanding at a price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We may not under these circumstances be able to refinance the notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture governing the notes. Such an event of default may cause the acceleration of our other indebtedness. Our future indebtedness may also contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture. Please see the section entitled "Description of notes—Repurchase at the option of the holders of notes."

We are a holding company and are dependent on dividends and other distributions from our subsidiaries.

Wyndham Worldwide is a holding company with limited direct operations. Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding debt. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment.

An active trading market for the notes may not develop.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters have no obligation to make a market in the notes and they may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Use of proceeds

We intend to use the net proceeds of this offering for the repayment, redemption, repurchase, defeasance or other retirement of outstanding indebtedness, including commercial paper and debt outstanding under our revolving credit facility, and for general corporate purposes.

Pending these uses, we intend to invest net proceeds in interest-bearing, short-term investments.

Certain of the underwriters or their affiliates may be holders of any of our existing indebtedness that we repay, redeem, repurchase, defease or otherwise retire. Because a portion of the net proceeds of this offering, not including underwriting compensation, may be received by affiliates of certain underwriters, to the extent any one underwriter, together with its affiliates, receives more than 5% of the net proceeds, such underwriter would be deemed to have a "conflict of interest" with us in regards to this offering under FINRA Rule 5121. For a brief description of our relationships with certain underwriters, see "Conflicts of interest."

 Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six months ended June 30, 2015	Year ended December 31,
		2014	2013	2012	2011	2010

Ratio of earnings to fixed charges	5.05x	4.88x	3.82x	3.49x	3.40x	3.05x

The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes less income from equity investees, plus fixed charges, the amortization of capitalized interest, and net (income)/loss attributable to non-controlling interest, less capitalized interest, by (ii) fixed charges. Our fixed charges consist of interest expense on all indebtedness (including costs related to the amortization of deferred financing costs), capitalized interest and the portion of operating lease rental expense that is representative of the interest factor.

 Capitalization

The following table sets forth our cash and cash equivalents, securitized assets and capitalization as of June 30, 2015 on an actual basis and as adjusted for (i) this offering, and (ii) the proceeds from this offering being used to (a) first, repay our commercial paper and (b) second, repay debt outstanding under our revolving credit facility.

	As of June 30, 2015 (in millions)
	Actual	As adjusted

Cash and cash equivalents	$410	$410

Securitized vacation ownership debt(1)	$2,094	$2,094
Other debt:(2)
Revolving credit facility (due July 2020)(3)	$23	$23
Commercial paper	476	128
$315 million 6.00% senior unsecured notes (due December 2016)(4)	317	317
$300 million 2.95% senior unsecured notes (due March 2017)	299	299
$14 million 5.75% senior unsecured notes (due February 2018)	14	14
$450 million 2.50% senior unsecured notes (due March 2018)	448	448
$40 million 7.375% senior unsecured notes (due March 2020)	40	40
$250 million 5.625% senior unsecured notes (due March 2021)	247	247
$650 million 4.25% senior unsecured notes (due March 2022)(5)	648	648
$400 million 3.90% senior unsecured notes (due March 2023)(6)	409	409
$350 million 5.100% senior unsecured notes (due October 2025)	—	348
Capital leases	161	161
Other(7)	70	70

Total other debt	3,152	3,152

Total debt	5,246	5,246
Total equity	1,069	1,069

Total capitalization	$6,315	$6,315

(1)   Represents non-recourse debt that is securitized through bankruptcy-remote special purpose entities, the creditors of which have no recourse to the Company for principal and interest. These outstanding borrowings are collateralized by $2,558 million of underlying gross vacation ownership contract receivables and related assets.

(2)   The carrying amounts of the senior unsecured notes are net of unamortized discounts aggregating $13 million.

(3)   The revolving credit facility has a total borrowing capacity of $1.5 billion which includes availability for letters of credit and commercial paper borrowings. After giving effect to $476 million of outstanding commercial paper borrowings and $1 million of outstanding letters of credits, the total remaining borrowing capacity of the revolving credit facility was $1.0 billion.

(4)   Includes $1 million of unamortized gains from the settlement of a derivative.

(5)   Includes unamortized gains from the settlement of a derivative in the amount of $3 million.

(6)   Includes unamortized gains from the settlement of a derivative in the amount of $11 million.

(7)   Includes $64 million related to a four year mortgage note on a property being converted to VOI inventory, of which $34 million is current.

Material United States federal income tax considerations

The following is a general discussion of material United States federal income tax consequences of the ownership and disposition of the notes. This discussion applies only to a United States Holder or a Non-United States Holder (each as defined below) that acquires the notes pursuant to this offering at the initial offering price. This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to investors that hold the notes as capital assets for United States federal income tax purposes. Furthermore, this discussion does not address all aspects of United States federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law, such as banks and other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, entities that are treated as partnerships for United States federal income tax purposes, dealers or traders in securities or currencies, expatriates and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address any United States federal estate or gift tax consequences, consequences of the Medicare tax on net investment income or any state, local or non-United States consequences.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) owns notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and the partnership. Partners in a partnership that owns the notes should consult their tax advisors as to the particular United States federal income tax consequences applicable to them.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction, or under any applicable tax treaty.

Additional payments

We may be obligated to pay amounts in excess of the stated interest or principal on the notes, including as described under "Description of notes—'Optional redemption' and 'Repurchase at the option of the holders of notes,"' and may be obligated to pay additional interest on the notes, as described under "Description of notes—Interest Rate Adjustment." These potential payments may implicate the provisions of Treasury Regulations relating to "contingent payment debt instruments." According to the applicable Treasury Regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies in the aggregate, as of the date of issuance, are remote or incidental or, in certain circumstances, if it is "significantly more likely than not" that none of such contingencies will occur. We intend to take the position that the foregoing contingencies will not cause the notes to be treated as contingent payment debt instruments. Our position is binding on an investor unless such investor discloses its contrary position in the manner required by applicable Treasury Regulations. However, our determination concerning the effect of these contingencies is inherently factual, and our position is not binding on the IRS. If the IRS were to successfully challenge this position, an investor might be required to accrue interest income at a higher rate than the stated interest rate on the notes, and to treat any gain realized on the taxable disposition of a note as ordinary interest income, rather than capital gain. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

United States Holders

The following is a summary of certain United States federal income tax considerations if you are a United States Holder. For purposes of this summary, the term "United States Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

•
an individual who is a citizen or a resident of the United States;

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a corporation (or any other entity or arrangement taxable as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

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an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

Payment of stated interest

Subject to the discussion above under "—Additional payments," stated interest on a note will be included in the gross income of a United States Holder as ordinary income at the time that such interest is accrued or received, in accordance with the holder's method of accounting for United States federal income tax purposes.

Sale, exchange, redemption, retirement or other taxable disposition of notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States Holder generally will recognize gain or loss equal to the difference between (i) the amount realized upon the disposition and (ii) the holder's adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note less any portion allocable to any accrued and unpaid interest, which will be taxed as ordinary interest income (as described above under "—Payment of Stated Interest") to the extent not previously so taxed. A United States Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held the note for more than one year. In general, long-term capital gains of a non-corporate United States Holder are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. United States Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

Information reporting and backup withholding

In general, we must report certain information to the IRS with respect to certain payments of principal, premium (if any) and interest on a note, and certain payments of the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a note, to certain United States Holders. The payor (which may be us or an intermediate payor) may be required to impose backup withholding, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or to otherwise establish an exemption from backup withholding; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) there has been a notified payee underreporting described in section 3406(c) of the Code; or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding under the Code. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against that holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

For purposes of this discussion, the term "Non-United States Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
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a foreign estate or trust.

The following discussion assumes that no item of income, gain, deduction or loss derived by a Non-United States Holder in respect of a note at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain Non-United States Holders, such as:

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certain former citizens or residents of the United States;

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controlled foreign corporations;

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passive foreign investment companies;

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corporations that accumulate earnings to avoid United States federal income tax;

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financial institutions, including banks and insurance companies;

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investors in pass-through entities that are subject to special treatment under the Code; and

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Non-United States Holders that are engaged in the conduct of a United States trade or business.

Stated interest

Subject to the discussions below concerning backup withholding and FATCA (as defined below), a Non-United States Holder generally will not be subject to United States federal income or withholding tax on payments of interest on the notes provided that the Non-United States Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will generally be met if (x) the Non-United States Holder provides its name and address, and certifies on Internal Revenue Service ("IRS") Form W-8BEN or W-8BEN-E (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or one of certain other financial institutions holding the note on behalf of the Non-United States Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification from the Non-United States Holder has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the note is a United States person.

If a Non-United States Holder cannot satisfy the requirements outlined above, then interest on the notes will generally be subject to United States withholding tax at a 30% rate (or a lower applicable treaty rate).

Disposition of the notes

Subject to the discussions below concerning backup withholding and FATCA (as defined below), a Non-United States Holder will not be subject to United States federal income tax with respect to gain recognized on the disposition of the notes unless the Non-United States Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied. In such case, the Non-United States Holder will be subject to a flat 30% tax (or lower applicable treaty rate) on any capital gain recognized on the disposition of the notes, which may be offset by certain United States-source capital losses.

Information reporting and backup withholding

We must report annually to the IRS and to a Non-United States Holder the amount of interest paid to the Non-United States Holder and the amount of tax, if any, withheld with respect to such interest. Unless the Non-United States Holder complies with certification procedures to establish that the Non-United States Holder is not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note. The IRS may make this information available to the tax authorities in the country in which the Non-United States Holder is a resident.

In addition, a Non-United States Holder may be subject to backup withholding with respect to interest payments on a note or the proceeds from disposition of a note, unless, generally, the Non-United States Holder certifies under penalties of perjury (usually on IRS Form W-8BEN or W-8BEN-E) that the Non-United States Holder is not a United States person or the Non-United States Holder otherwise establishes an exemption.

Additional rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the disposition of a note are as follows:

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If the proceeds are paid to or through the United States office of a broker, a Non-United States Holder generally will be subject to backup withholding and information reporting unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

•
If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have one of certain specified United States connections, a Non-United States Holder generally will not be subject to backup withholding or information reporting.

•
If the proceeds are paid to or through a non-United States office of a broker that is a United States person or that has one of the specified United States connections, a Non-United States Holder generally will be subject to information reporting (but generally not backup withholding) unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a credit against the Non-United States Holder's United States federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations promulgated thereunder ("FATCA") generally impose a withholding tax of 30% on interest income paid on a debt obligation and on the gross proceeds from the sale or other disposition of a debt obligation paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. Under applicable Treasury Regulations, this withholding tax will not apply to gross proceeds from the sale or other disposition of a debt obligation paid on or before December 31, 2016. Intergovernmental agreements between the United States and other jurisdictions may modify the above rules. Investors are encouraged to consult with their own tax advisors regarding the implications of FATCA with respect to their investment in a note.

Description of notes

The 5.100% notes due 2025 (the "notes") offered hereby will be issued under an indenture, dated as of November 20, 2008, between Wyndham Worldwide Corporation and U.S. Bank National Association, as trustee (the "Trustee") and a ninth supplemental indenture thereto, to be dated as of September 15, 2015 (together, the "indenture"). In this Description of notes, "we," "us," "our" and similar words refer to Wyndham Worldwide Corporation and not to any of its subsidiaries.

Because this section is a summary, it does not describe every aspect of the notes and the indenture. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the notes and the indenture, including definitions of certain terms used therein. You may obtain copies of the notes and the indenture by requesting them from us or the Trustee.

General

The notes:

•
will be our senior unsecured obligations;

•
will rank equally with all of our other senior unsecured indebtedness from time to time outstanding;

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will be structurally subordinated to all existing and future obligations of our subsidiaries including claims with respect to trade payables;

•
will initially be limited to $350 million aggregate principal amount; and

•
will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Principal, maturity and interest

The notes will bear interest at the rate of 5.100% per year. The interest rate payable on the notes will be subject to adjustments from time to time if either Moody's or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes as described in "—Interest Rate Adjustment." Interest will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2016, and will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the notes will accrue from and including the settlement date and will be paid to holders of record on March 15 or September 15 immediately before the respective interest payment date.

The notes will mature on October 1, 2025. On the maturity date of the notes, the holders will be entitled to receive 100% of the principal amount of the notes, subject to a Change of Control as described under the section entitled "Description of notes—Repurchase at the option of the holders of notes." The notes do not have the benefit of any sinking fund.

If any interest payment date falls on a day that is not a business day, then payment of interest may be made on the next succeeding business day and no interest will accrue because of such delayed payment. With respect to the notes, when we use the term "business day" we mean any day except a Saturday, a Sunday or a day on which banking institutions in the applicable place of payment are authorized or obligated by law, regulation or executive order to close.

Ranking

The notes will be our general unsecured obligations and will rank equally with all of our existing and future unsubordinated obligations. As of June 30, 2015, we had $2,921 million of unsecured indebtedness outstanding, $231 million of secured indebtedness outstanding, and $2,094 million of securitized indebtedness outstanding.

Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.

We conduct our operations through Subsidiaries. As a result, distributions or advances from our Subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our Subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the notes. The notes will be "structurally" subordinated to all obligations of our Subsidiaries including claims with respect to trade payables. This means that in the event of bankruptcy, liquidation or reorganization of any of our Subsidiaries, the holders of notes will have no direct claim to participate in the assets of such Subsidiary but may only recover by virtue of our equity interest in our Subsidiaries (except to the extent we have a claim as a creditor of such subsidiary). As a result all existing and future liabilities of our Subsidiaries, including trade payables and claims of lessors under leases, have the right to be satisfied in full prior to our receipt of any payment as any equity owner of our Subsidiaries. As of June 30, 2015, our Subsidiaries had $231 million of outstanding indebtedness and other liabilities (excluding debt outstanding under our vacation ownership securitization program), which primarily relate to capital leases, all of which are structurally senior to the notes.

Further issues

The indenture provides that we may issue debt securities (the "debt securities") thereunder from time to time in one or more series, and permits us to establish the terms of each series of debt securities at the time of issuance. The indenture does not limit the aggregate amount of debt securities that may be issued under the indenture.

The notes will constitute a single series of debt securities under the indenture, initially limited to $350 million. Under the indenture, we may, from time to time, without the consent of the holders of the notes, issue notes having the same terms in all respects as the notes, except that interest will accrue on the additional notes from their date of issuance; provided that if the additional notes are not fungible with the notes for United States federal income tax purposes, the additional notes will have a separate CUSIP number.

Optional redemption

We may, at our option, at any time and from time to time redeem all or any portion of the notes on not less than 30 nor more than 60 days' prior notice mailed to registered holders of the notes to be redeemed. Prior to July 1, 2025 (3 months prior to the maturity date of the notes) (the "Par Call Date"), the notes will be redeemable at a redemption price equal to the greater of:

•
100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date; and

•
the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) on the notes to be redeemed through to the Par Call Date at the Treasury Rate plus 45 basis points, plus accrued and unpaid interest to, but excluding, the date of redemption.

We may redeem at our option all or a portion of the notes at any time on or after the Par Call Date at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date.

If money sufficient to pay the redemption price of all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (assuming that the notes matured on the Par Call Date) ("Remaining Life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

"Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations or, if only one such Reference Treasury Dealer Quotation is obtained, such Reference Treasury Dealer Quotation.

"Independent Investment Banker" means an independent investment banking institution of national standing appointed by us, which may be one of the Reference Treasury Dealers.

"Reference Treasury Dealer" means any primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer") that we select. We have selected J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors as Primary Treasury Dealers.

"Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

"Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), (2) if the period from the redemption date to the maturity date of the notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or (3) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

If we elect to redeem less than all of the notes, and such notes are at the time represented by a global note, then the depositary will select by lot the particular notes to be redeemed. If we elect to redeem less than all of the notes, and any of such notes are not represented by a global note, then the Trustee will select the particular notes to be redeemed in a manner it deems appropriate and fair (and the depositary will select by lot the particular interests in any global note to be redeemed).

We may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Any redemption or notice of any redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness or other transaction or event. Notice of any redemption in respect thereof may be given prior to the completion thereof and may be partial as a result of only some of the conditions being satisfied.

If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by us in our sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date so delayed.

Repurchase at the option of the holders of notes

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the "Change of Control Offer") on the terms set forth in the indenture. In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to but not including the date of purchase (the "Change of Control Payment").

Within 30 days following any Change of Control Triggering Event, or, at our option, prior to the date of consummation of any Change of Control, but after public announcement of the pending Change of Control, we will mail a notice to holders of notes, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice. The repurchase obligation with respect to any notice mailed prior to the consummation of the Change of Control, shall be conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflicts.

On the Change of Control Payment Date, we will, to the extent lawful:

•
accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•
deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•
deliver or cause to be delivered to the Trustee the notes properly accepted.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of holders and the discussion under "—Interest Rate Adjustment," the following definitions are applicable:

  "Below Investment Grade Rating Event" means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control or (2) public notice of our intention to effect a Change of Control, in each case until the end of the 60-day period following the earlier of (1) the occurrence of a Change of Control or (2) public notice of our intention to effect a Change of Control; provided, however, that if (i) during such 60-day period one or more Rating Agencies has publicly announced that it is considering the possible downgrade of the notes, and (ii) a downgrade by each of the Rating Agencies that has made such an announcement would result in a Below Investment Grade Rating Event, then such 60-day period shall be extended for such time as the rating of the notes by any such Rating Agency remains under publicly announced consideration for possible downgrade to a rating below an Investment Grade Rating and a downgrade by such Rating Agency to a rating below an Investment Grade Rating could cause a Below Investment Grade Rating Event. Notwithstanding the foregoing, a Below Investment Grade Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the rating event).

  "Change of Control" means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our Subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

  "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

  "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB–(or the equivalent) by S&P.

  "Moody's" means Moody's Investors Service, Inc., and its successors.

  "Rating Agencies" means (1) each of Moody's and S&P; and (2) if either of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) under the Exchange Act, as amended, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody's or S&P, or both, as the case may be.

  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Interest Rate Adjustment

The interest rate payable on the notes will be subject to adjustments from time to time if either Moody's or S&P or, if either Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside our control, a "nationally recognized statistical rating organization" selected pursuant to the definition of "Rating Agencies" described under "—Repurchases at the option of the holders of the notes" (a "substitute rating agency"), downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes, in the manner described below.

If the rating from Moody's (or any substitute rating agency therefor) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the date of their initial issuance plus the percentage set forth opposite the ratings from the table below:

Moody's Rating*

Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*    Including the equivalent ratings of any substitute rating agency.

If the rating from S&P (or any substitute rating agency therefor) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the date of their initial issuance plus the percentage set forth opposite the ratings from the table below:

S&P Rating*

Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*    Including the equivalent ratings of any substitute rating agency.

If at any time the interest rate on the notes has been increased and either Moody's or S&P (or, in either case, a substitute rating agency therefor), as the case may be, subsequently upgrades its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on the date of their initial issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If Moody's (or any substitute rating agency therefor) subsequently upgrades its rating of the notes to Baa3 (or its equivalent, in the case of a substitute rating agency) or higher, and S&P (or any substitute rating agency therefor) upgrades its rating to BBB- (or its equivalent, in the case of a substitute rating agency) or higher, the interest rate on the notes will be decreased to the interest rate payable on the notes on the date of their initial issuance (and if one such upgrade occurs and the other does not, the interest rate on the notes will be decreased so that it does not reflect any increase attributable to the upgrading Rating Agency). In addition, the interest rates on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by either or both rating agencies) if the notes become rated Baa1 and BBB+ (or the equivalent of either such rating, in the case of a substitute rating agency) or higher by Moody's and S&P (or, in either case, a substitute rating agency therefor), respectively (or one of these ratings if the notes are only rated by one rating agency).

Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of Moody's or S&P (or, in either case, a substitute rating agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their initial issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their initial issuance.

No adjustments in the interest rate of the notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the notes. If at any time Moody's or S&P ceases to provide a rating of the notes, we will use our commercially reasonable efforts to obtain a rating of the notes from a substitute rating agency, to the extent one exists, and if a substitute rating agency exists, for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the tables above (a) such substitute rating agency will be substituted for the last Rating Agency to provide a rating of the notes but which has since ceased to provide such rating, (b) the relative rating scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute rating agency, such ratings will be deemed to be the equivalent ratings used by Moody's or S&P, as applicable, in such table and (c) the interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the rating from such substitute rating agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency).

For so long as only one Rating Agency provides a rating of the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the Rating Agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody's or S&P (or, in either case, a substitute rating agency therefor) provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their initial issuance.

Any interest rate increase or decrease described above will take effect from the first interest payment date following the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which a rating change occurs. If Moody's or S&P (or, in either case, a substitute rating agency therefor) changes its rating of the notes more than once prior to any particular interest payment date, the last change by such agency prior to such interest payment date will control for purposes of any interest rate increase or decrease with respect to the notes described above relating to such Rating Agency's action. If the interest rate payable on the notes is increased as described above, the term "interest," as used with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.

Merger, consolidation or sale of assets

Under the terms of the indenture, we will be permitted to consolidate or merge with another entity or to sell all or substantially all of our assets to another entity, subject to our meeting all of the following conditions:

•
the resulting, surviving or transferee entity (if other than us) must expressly assume through a supplemental indenture our obligations under the indenture;

•
immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) shall have occurred and be continuing; and

•
the resulting, surviving or transferee entity is a corporation or a limited liability company organized and validly existing under the laws of the United States or any jurisdiction thereof, Canada, Mexico, Switzerland or any other country that is a member country of the European Union on the date of the supplemental indenture.

In the event that we consolidate or merge with another entity or sell all or substantially all of our assets to another entity, the surviving entity will be substituted for us under the indenture, and we will be discharged from all of our obligations under the indenture.

Although there is a limited body of case law interpreting the phrase "all or substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of our assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Any merger, consolidation or sale of our assets as described above might be deemed for United States federal income tax purposes to be an exchange of your notes for new notes, resulting in recognition of taxable gain or loss for those purposes, and possibly also adverse withholding or other tax consequences of holding or disposing of the notes thereafter. You should consult your tax adviser regarding the United States federal, state, local, and if applicable, non-United States, income and other tax consequences of such an event.

For the avoidance of doubt, this covenant will not apply to transactions by and among us and our subsidiaries.

Additional amounts

All payments made by the Company, including any successor thereto, on the notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature ("Taxes") unless the withholding or deduction of such Taxes is then required by law. If, as discussed in "—Merger, consolidation or sale of assets," as a result of or following a merger or consolidation of the Company with, or a sale by the Company of all or substantially all of its assets to, an entity that is organized under the laws of a jurisdiction outside of the United States (a "Change in Domicile"), any deduction or withholding is at any time required for, or on account of, any Taxes imposed or levied by or on behalf of:

  (1)   any jurisdiction (other than the United States) from or through which the Company makes (or, as a result of the Company's connection with such jurisdiction, is deemed to make) a payment or delivery on the notes, or any political subdivision or governmental authority thereof or therein having the power to tax; or

  (2)   any other jurisdiction (other than the United States) in which the Company is organized or otherwise considered to be a resident or doing business for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clauses (1) and (2), a "Relevant Taxing Jurisdiction");

in respect of any payment or delivery on the notes, then we will pay (together with such payment or delivery) such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts received in respect of such payment or delivery by each beneficial owner of the notes after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will equal the amount that would have been received in respect of such payment or delivery in the absence of such withholding or deduction; provided, however, that Additional Amounts shall be payable only to the extent necessary so that the net amount received by the holder, after taking into account such withholding or deduction, equals the amount that would have been received by the holder in the absence of a Change in Domicile; provided, further, that no such Additional Amounts will be payable with respect to:

  (1)   any Taxes that would have been imposed absent a Change in Domicile;

  (2)   any Taxes that would not have been so imposed but for the existence of any present or former connection between the beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant beneficial owner, if the relevant beneficial owner is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (including the beneficial owner being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere ownership or holding of such note or enforcement of rights thereunder or the receipt of payments in respect thereof;

  (3)   any Taxes that would not have been so imposed if the beneficial owner had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant beneficial owner at that time has been notified (in accordance with the procedures set forth in "—Notices") by the Company or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made);

  (4)   any note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the beneficial owner (except to the extent that the beneficial owner would have been entitled to Additional Amounts had the note been presented during such 30 day period);

  (5)   any Taxes that are payable otherwise than by withholding from a payment or delivery on the notes;

  (6)   any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

  (7)   any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to European Council Directive 2003/48/ EC on the taxation of savings or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

  (8)   any Taxes that could have been avoided by the presentation (where presentation is required) of the relevant note to another Paying Agent in a member state of the European Union.

Such Additional Amounts will also not be payable where, had the beneficial owner of the note been the holder of the note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (8) inclusive above.

The Company will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Company will use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to each holder. The Company will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of notes then outstanding and (y) the amount of such withholding Taxes paid per $1,000 principal amount of the notes. Copies of such documentation will be available for inspection during ordinary business hours at the office of the trustee by the holders of the notes upon request and will be made available at the offices of the Paying Agent.

At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Company will be obligated to pay Additional Amounts with respect to such payment, the

Company will deliver to the trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders on the payment date. Each such Officer's Certificate shall be relied upon until receipt of a further Officers' Certificate addressing such matters.

Wherever in the indenture, the notes or this description of notes there are mentioned, in any context:

  (1)   the payment of principal,

  (2)   purchase prices in connection with a purchase of notes,

  (3)   interest, or

  (4)   any other amount payable on or with respect to the notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The foregoing obligations will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any jurisdiction in which any successor to the Company is organized or any political subdivision or taxing authority or agency thereof or therein.

Limitations on liens

The indenture provides that we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, assume or guarantee any Indebtedness secured by a Lien on any of our or any of our Subsidiaries' capital stock, properties or assets, unless we secure the notes equally and ratably with the Indebtedness secured by such Lien for so long as such Indebtedness is secured. The restrictions do not apply to Indebtedness that is secured by:

•
Liens existing on the date the notes are issued;

•
Liens on any property or any Indebtedness of a person existing at the time the person becomes a Subsidiary (whether by acquisition, merger or consolidation) which were not incurred in anticipation thereof;

•
Liens in favor of us or our Subsidiaries;

•
Liens existing at the time of acquisition of the assets encumbered thereby which were not incurred in anticipation of such acquisition;

•
purchase money Liens which secure Indebtedness that does not exceed the cost of the purchased property; and

•
Liens on real property acquired after the date on which the notes are first issued which secure Indebtedness incurred to acquire such real property or improve such real property so long as (i) such Indebtedness is incurred on the date of acquisition of such real property or within 180 days of the acquisition of such real property; (ii) such Liens secure Indebtedness in an amount no greater than the purchase price or improvement price, as the case may be, of such real property so acquired; and (iii) such Liens do not extend to or cover any property of ours or any Restricted Subsidiary other than the real property so acquired.

The restrictions do not apply to extensions, renewals or replacements of any Indebtedness (and for the avoidance doubt, any successive extensions, renewals or replacements of such Indebtedness) secured by the foregoing types of Liens; so long as the principal amount of Indebtedness secured thereby shall not exceed the amount of Indebtedness existing at the time of such extension, renewal or replacement (plus an amount equal to any premiums, accrued interest, fees and expenses payable in connection therewith).

For the avoidance of doubt, an increase in the amount of Indebtedness in connection with any accrual of interest, accretion of accreted value, amortization of original issue discount, payment of interest in the form of additional Indebtedness with the same terms, and accretion of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness, shall not constitute an assumption, incurrence or guarantee for the purposes of this covenant, so long as the original Liens securing such Indebtedness were permitted under the Indenture.

Notwithstanding the foregoing restrictions, without securing the notes as described above, we and the Restricted Subsidiaries may, directly or indirectly, incur, assume or guarantee any Indebtedness secured by Liens that this covenant would otherwise restrict if the sum of (i) the aggregate of all Indebtedness secured by such Liens and (ii) any Attributable Debt (as defined below) related to any permitted sale and leaseback arrangement (see "—Limitations on sale and leaseback transactions") does not exceed the greater of (i) 25% of our total Consolidated Net Worth (as defined below) and (ii) $300 million.

Limitations on sale and leaseback transactions

We will covenant in the indenture that neither we nor any Restricted Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the notes are issued or that exist at the time any person that owns a Principal Property becomes a Restricted Subsidiary) which has been or is to be sold by us or the Restricted Subsidiary to such person unless:

•
the sale and leaseback arrangement involves a lease for a term of not more than three years;

•
the sale and leaseback arrangement is entered into between us and any Subsidiary or between our Subsidiaries;

•
we or the Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the last paragraph under "—Limitations on liens" without having to secure equally and ratably the notes;

•
the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by our Board of Directors in good faith) of the Principal Property and we apply within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the Principal Property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the notes and that is not debt to us or a Subsidiary, or (ii) the purchase or development of other comparable property; or

•
the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

"Attributable Debt" means, with regard to a sale and leaseback arrangement of a Principal Property, an amount equal to the lesser of: (a) the fair market value of the Principal Property (as determined in good faith by our Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments to be specified in the indenture.

"Consolidated Net Worth" means, as of any date of determination, all items which in conformity with generally accepted accounting principles in the United States which are in effect on the date of the indenture, would be included under stockholders' equity on the consolidated balance sheet of us and our Subsidiaries at such date.

"Principal Property" means an asset or assets owned by us or any Restricted Subsidiary having a gross book value in excess of $50,000,000.

SEC reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Events of default

Holders of notes will have specified rights if an Event of Default (as defined below) occurs.

The term "Event of Default" in respect of the notes means any of the following:

•
we do not pay interest, including any additional interest and any additional amounts, on any note within 30 days of its due date;

•
we do not pay the principal of or any premium on any note, including any additional amount, when due and payable, at maturity, or upon acceleration or redemption;

•
failure by us to comply with our obligations under "—Merger, consolidation or sale of assets;"

•
we remain in breach of a covenant or warranty in respect of the indenture or any note (other than a covenant included in the indenture solely for the benefit of debt securities of another series) for 60 days after we receive a written notice of default, which notice must be sent by either the Trustee or holders of at least 25% in principal amount of the outstanding notes;

•
indebtedness of ours or any of our Restricted Subsidiaries of at least $50,000,000 in aggregate principal amount is accelerated which acceleration has not been rescinded or annulled after 30 days notice thereof;

•
we or any of our significant subsidiaries (other than any securitization entity), as defined in Article 1, Rule 1-02 of Regulation S-X, file for bankruptcy, or other events of bankruptcy, insolvency or reorganization specified in the indenture; or

•
a final judgment for the payment of $50 million or more (excluding any amounts covered by insurance) rendered against us or any of our significant subsidiaries (other than any securitization entity), as defined in Article 1, Rule 1-02 of Regulation S-X, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an Event of Default with respect to the notes has occurred, the Trustee or the holders of at least 25% in principal amount of the notes may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, such notes to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of the notes required for such declaration if the Event of Default is the Company's bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the notes may also waive certain past defaults under the indenture with respect to the notes on behalf of all of the holders of the notes. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of the notes and the Trustee.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an Event of Default relating to (i) our failure to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act of 1939 any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under "—SEC reports" above, will after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the notes at a rate equal to:

•
0.25% per annum of the principal amount of the notes outstanding for each day during the 60-day period beginning on, and including, the occurrence of such an Event of Default during which such Event of Default is continuing; and

•
0.50% per annum of the principal amount of the notes outstanding for each day during the 120-day period beginning on, and including, the 61st day following, and including, the occurrence of such an Event of Default during which such Event of Default is continuing;

provided, however, that in no event shall additional interest accrue under the terms of the indenture at an annual rate in excess of 0.50% during the six-month period beginning on, and including, the date which is six months after the last date of original issuance of the notes for any failure to timely file any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K).

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such Event of Default (if the Event of Default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of the notes in the event of the occurrence of any other Event of Default. In the event we do not elect to pay the additional interest following an Event of Default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the Trustee and paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

Except in cases of default, where the Trustee has special duties, the Trustee is not required to take any action under the indenture at the request of holders unless the holders offer the Trustee protection from expenses and liability satisfactory to the Trustee. If an indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances specified in the indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the notes, the following must occur:

•
such holders must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•
holders of at least 25% in principal amount of the notes must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action; and

•
the Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the notes on or after the due date.

Modification of the indenture

The indenture provides that we and the Trustee may, without the consent of any holders of the debt securities, enter into supplemental indentures for the purposes, among other things, of:

•
curing ambiguities or inconsistencies in the indenture or making any other provisions with respect to matters or questions arising under the indenture;

•
providing for the assumption by a successor corporation of the obligations of the Company under the indenture;

•
adding guarantees with respect to the notes;

•
securing the notes;

•
adding to the covenants of the Company for the benefit of the holders or surrendering any right or power conferred upon the Company;

•
adding additional events of default;

•
making any change that does not adversely affect the rights of any holder;

•
changing or eliminating any provisions of the indenture so long as there are no holders entitled to the benefit of the provisions;

•
complying with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; or

•
conforming the provisions of the indenture and the notes to the "Description of notes" section in this prospectus supplement.

With specific exceptions, the indenture or the rights of the holders of the notes may be modified by us and the Trustee with the consent of the holders of a majority in aggregate principal amount of the notes, but no modification may be made without the consent of the holder of each outstanding note that would:

•
extend the maturity of any payment of principal of or any installment of interest on any notes;

•
reduce the principal amount of any note, or the interest, including additional interest, thereon, or any premium payable on any note upon redemption thereof;

•
change our obligation to pay additional amounts;

•
change any place of payment where, or the currency in which, any note or any premium or interest is denominated as payable;

•
change the ranking of the notes;

•
impair the right to sue for the enforcement of any payment on or with respect to any note; or

•
reduce the percentage in principal amount of outstanding notes required to consent to any supplemental indenture, any waiver of compliance with provisions of the indenture or specific defaults and their consequences provided for in the indenture, or otherwise modify the sections in the indenture relating to these consents.

Defeasance and covenant defeasance

We may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of any series (except as otherwise provided in the indenture) ("defeasance") or (ii) to be released from our obligations with respect to certain covenants that are described in the indenture ("covenant defeasance"), upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the notes to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. We may exercise our defeasance option with respect to debt securities notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the notes may not thereafter be accelerated because of an Event of Default.

If we exercise our covenant defeasance option, payment of the notes may not there after be accelerated by reference to any covenant from which we are released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

The trustee and transfer and paying agent

U.S. Bank National Association, acting through its corporate trust office at 100 Wall Street, Suite 1600, New York, New York 10005, is the Trustee for the notes and is the transfer and paying agent for the notes. Principal and interest will be payable, and the notes will be transferable, at the office of the paying agent. We may, however, pay interest by check mailed to registered holders of the notes. At the maturity of the notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such notes at the office of the Trustee.

No service charge will be made for any transfer or exchange of the notes, but we may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

Payments of principal of, any premium on, and any interest on individual notes represented by a global note registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global note representing the notes. Neither we, the Trustee, any paying agent, nor the transfer agent for the notes will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global note for the notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for the notes or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global note representing the notes, will immediately credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global note for the notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of those participants.

In specific instances, we or the holders of a majority of the then outstanding principal amount of the notes may remove the Trustee and appoint a successor Trustee. The Trustee may become the owner or pledgee of the notes with the same rights, subject to conflict of interest restrictions, it would have if it were not the Trustee. The Trustee and any successor trustee must be eligible to act as trustee under Section 310(a)(1) of the Trust Indenture Act of 1939 and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the Trustee may also serve as trustee under other indentures relating to securities issued by us or our affiliated companies and may engage in commercial transactions with us and our affiliated companies.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

We, the Trustee and any agent of ours may treat the registered owner of any debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of notes

We will replace any mutilated note at the expense of the holders upon surrender to the Trustee. We will replace notes that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen note, an indemnity or security satisfactory to us and the Trustee may be required at the expense of the holder of the note before a replacement note will be issued.

Governing law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book entry, delivery and form

The notes will be issued in the form of one or more fully registered global notes (each a "global note") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of Cede & Co., the

Depositary's nominee. We will not issue notes in certificated form except in certain circumstances. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary (the "Depositary Participants"). Investors may elect to hold interests in the global notes through either the Depositary (in the United States), or Clearstream Banking Luxembourg S.A. ("Clearstream Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank acts as U.S. depositary for Euroclear (the "U.S. Depositaries"). Beneficial interests in the global notes will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by NYSE Euronext and the Financial Industry Regulatory Authority, Inc. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations, known as Clearstream Luxembourg participants, and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the

Commission de Surveillance du Secteur Financier. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream Luxembourg will be credited to the cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. Depositary for Euroclear.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the entire global note representing such notes. In addition, we may at any time, and in our sole discretion, determine not to have the notes represented by the global note and, in such event, will issue notes in definitive form in exchange for the global note representing such notes. In any such instance, an owner of a beneficial interest in the global note will be entitled to physical delivery in definitive form of notes represented by such global note equal in principal amount to such beneficial interest and to have such notes registered in its name.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the notes among Clearstream Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and the Depositary.

Global clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between Depositary Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of the notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream Luxembourg participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a Depositary Participant will be received with value on the business day of settlement in the Depositary but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Certain definitions

The following definitions are applicable to the indenture:

  "Indebtedness" of any person means, without duplication, (i) any obligation of such person for money borrowed, (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments and (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness.

  "Lien" means any pledge, mortgage, lien, encumbrance or other security interest.

  "Restricted subsidiary" means a subsidiary of ours (other than a Securitization entity) which (i) is owned, directly or indirectly, by us or by one or more of our subsidiaries, or by us and one or more of our subsidiaries, (ii) is incorporated under the laws of the United States or a state thereof and (iii) owns a Principal property.

  "Principal property" has the meaning defined under "—Limitations on sale and leaseback transactions" above.

  "Securitization entity" means any Subsidiary or other person that is engaged solely in the business of effecting asset securitization transactions and related activities.

  "Subsidiary" of any person means (i) a corporation a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

Underwriting

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom J.P. Morgan Securities LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount of notes

J.P. Morgan Securities LLC	$91,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	70,000,000
Goldman, Sachs & Co.	70,000,000
Deutsche Bank Securities Inc.	24,500,000
Wells Fargo Securities, LLC	24,500,000
Mitsubishi UFJ Securities (USA), Inc.	14,000,000
Scotia Capital (USA) Inc.	14,000,000
U.S. Bancorp Investments, Inc.	14,000,000
Barclays Capital Inc.	7,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	7,000,000
BBVA Securities Inc.	7,000,000
SunTrust Robinson Humphrey, Inc.	7,000,000

Total	$350,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.400% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Underwriter	Paid by us

Per note	0.650%
Total	$2,275,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $1,000,000.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

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to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "FIEL") and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be resold to Korean residents unless the purchaser of such notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the

Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of such notes.

This prospectus supplement and the attached prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the attached prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

 Conflicts of interest

As described in "Use of proceeds," a portion of the net proceeds of this offering are intended to be used to repay, redeem, repurchase, defease or otherwise retire outstanding indebtedness, including commercial paper and debt outstanding under our revolving credit facility.

Because a portion of the net proceeds of this offering, not including underwriting compensation, may be received by certain of the underwriters or their affiliates, to the extent any one underwriter, together with its affiliates, receives more than 5% of the net proceeds, such underwriter would be deemed to have a "conflict of interest" with us in regard to this offering under FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. In addition, in accordance with FINRA Rule 5121, the underwriters that have a conflict of interest will not confirm sales to any account over which they exercise discretionary authority without the prior written consent of the account holder.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates have a lending relationship with us, and certain of the underwriters or their affiliates routinely hedge or may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Legal matters

Certain legal matters relating to the offering of the notes will be passed upon for us by Kirkland & Ellis LLP, New York, New York and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

 Independent registered public accounting firm

The consolidated financial statements of Wyndham Worldwide Corporation and its subsidiaries, incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report issued on February 13, 2015, which is incorporated herein by reference.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.wyndhamworldwide.com. However, the information on our website is not a part of this prospectus supplement. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Incorporation by reference

Rather than include in this prospectus supplement some of the information that we include in reports filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring you to another document filed separately with the SEC. Certain information that Wyndham Worldwide files after the date of this prospectus supplement with the SEC will automatically update and supersede this information. Wyndham Worldwide incorporates by reference into this prospectus supplement the documents listed below, which we have filed with the SEC under file number 1-32876, and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of this offering. The following documents contain important information about us and we incorporate them by reference (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

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our Annual Report on Form 10-K for the year ended December 31, 2014;

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our Quarterly Reports on Form 10-Q for the periods ended March 31, 2015 and June 30, 2015;

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the information under the following sections of our Definitive Proxy Statement filed on April 2, 2015 with the SEC as follows: (i) "Governance of the Company": Committees of the Board; Committee Membership; Communications with the Board and Directors; Compensation of Directors; Ownership of Our Common Stock; and Section 16(a) Beneficial Ownership Reporting Compliance; and (ii) "Executive Compensation";

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our Current Reports on Form 8-K filed with the SEC on April 3, 2015, May 18, 2015, August 17, 2015 and August 27, 2015; and

•
future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

You can obtain any of the documents incorporated by reference in this prospectus supplement from the SEC's website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning to the address and telephone number set forth below. We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:

Corporate Secretary
Wyndham Worldwide Corporation
22 Sylvan Way
Parsippany, New Jersey 07054
(973) 753-6000

WYNDHAM WORLDWIDE CORPORATION

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

RIGHTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

        We may from time to time offer to sell:

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  debt securities;

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  shares of our common stock;

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  shares of our preferred stock;

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  warrants to purchase our debt securities or shares of our common stock or preferred stock, or other securities;

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  rights to purchase our debt securities or shares of our common stock or preferred stock, or other securities;

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  stock purchase contracts to purchase shares of our common stock or our preferred stock; and

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  stock purchase units, each representing ownership of a stock purchase contract and any of our debt securities, shares or our common stock or preferred stock, or preferred securities or debt obligations of third-parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement, or any combination of the foregoing, securing the holder's obligation to purchase shares of our common stock or preferred stock under the stock purchase contracts.

        The debt securities may consist of debentures, notes, bonds or other types of indebtedness. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol "WYN." The debt securities, preferred stock, warrants, rights, stock purchase contracts and stock purchase units may be convertible or exercisable or exchangeable for common or preferred stock or other securities of ours.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by securityholders, if so provided in a prospectus supplement hereto. We will provide specific terms of any securities to be offered, including the amount, prices and other terms of the securities and information about any selling securityholders, in one or more supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

        Our principal executive offices are located at 22 Sylvan Way, Parsippany, New Jersey 07054. Our telephone number is (973) 753-6000.

        Investing in these securities involves risks. See the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein, and the risk factors included in our other periodic reports and in prospectus supplements relating to specific offerings of securities and in other information that we file with the Securities and Exchange Commission (the "SEC").

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2015

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC's rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should read this prospectus, including the information incorporated by reference herein, and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information" below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

        When used in this prospectus, the terms "Wyndham Worldwide Corporation," "the Company," "we," "our" and "us" refer to Wyndham Worldwide Corporation and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.wyndhamworldwide.com. However, the information on our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We have filed a registration statement and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby "incorporate by reference" the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K). Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise indicated):

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  our Annual Report on Form 10-K for the year ended December 31, 2014;

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  our Quarterly Reports on Form 10-Q for the periods ended March 31, 2015 and June 30, 2015;

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  the information under the following sections of our Definitive Proxy Statement filed on April 2, 2015 with the SEC: (i) "Governance of the Company": Committees of the Board; Committee Membership; Communications with the Board and Directors; Compensation of Directors; Ownership of Our Common Stock; and Section 16(a) Beneficial Ownership Reporting Compliance; and (ii) "Executive Compensation";

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  the description of our capital stock contained in our Information Statement filed as Exhibit 99.2 to Form 8-K on July 19, 2006;

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  our Current Reports on Form 8-K filed with the SEC on April 3, 2015 and May 18, 2015; and

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  future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this prospectus and before the termination of this offering.

        You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary
Wyndham Worldwide Corporation
22 Sylvan Way
Parsippany, New Jersey 07054
(973) 753-6000

 CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

        This registration statement includes or incorporates by reference "forward-looking" statements, as that term is defined by the SEC in its rules, regulations and releases. Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as "may," "expects," "should," "believes," "plans," "anticipates," "estimates," "predicts," "potential," "continue" or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference, include but are not limited to, general economic conditions, our financial and business prospects, our capital requirements, our financing prospects, our relationships with associates and those disclosed as risks in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management's opinion only as of the date on which they were made. Except as required by law, we disclaim any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six months ended June 30, 2015	Year ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	5.05x	4.88x	3.82x	3.49x	3.40x	3.05x

        The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes less income from equity investees, plus fixed charges, the amortization of capitalized interest, and net (income)/loss attributable to noncontrolling interest, less capitalized interest, by (ii) fixed charges. Our fixed charges consist of interest expense on all indebtedness (including costs related to the amortization of deferred financing costs), capitalized interest and the portion of operating lease rental expense that is representative of the interest factor.

        As of August 3, 2015, no shares of our preferred stock were issued and outstanding.

 RISK FACTORS

        Before you invest in any of our securities, in addition to the other information included or incorporated by reference in this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the heading "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in other Exchange Act reports that we file with the SEC, which will be subsequently incorporated herein by reference; by any prospectus supplement accompanying this prospectus; or by a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. See "Incorporation By Reference" and "Cautionary Statement Regarding Forward-Looking Statements."

 USE OF PROCEEDS

        Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities, common stock, preferred stock, warrants, rights, stock purchase contracts or stock purchase units that may be offered hereby for general corporate purposes. We will not receive any of the proceeds from sales of securities by selling securityholders, if any, pursuant to this prospectus. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF DEBT SECURITIES

        We may offer unsecured debt securities which may be senior or subordinated and may be convertible or exchangeable. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under the indenture, dated as of November 20, 2008 (the "indenture"), by and among the Company and U.S. Bank National Association, as trustee. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

        The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the applicable prospectus supplement and to the following description.

Debt Securities

        The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

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  title and aggregate principal amount;

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  whether the securities are subject to subordination and applicable subordination provisions, if any;

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  conversion or exchange into any securities or property;

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  percentage or percentages of principal amount at which such securities will be issued;

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  issuance date;

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  maturity date(s);

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  interest rate(s) or the method for determining the interest rate(s);

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  dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

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  whether interest will be payable in cash or in additional debt securities of the same series, or shall accrue and increase the aggregate principal amount outstanding of such series (including if the debt securities were originally issued at a discount);

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  redemption or early repayment provisions;

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  authorized denominations;

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  form;

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  amount of discount or premium, if any, with which such securities will be issued;

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  whether such securities will be issued in whole or in part in the form of one or more global securities;

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  identity of the depositary(ies) for global securities;

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  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

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  any covenants applicable to the particular debt securities being issued;

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  any defaults and events of default applicable to the particular debt securities being issued;

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  currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on such securities will be payable;

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  securities exchange(s) on which the securities will be listed, if any;

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  our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

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  provisions relating to covenant defeasance and legal defeasance of securities of the series;

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  provisions relating to satisfaction and discharge of the indenture;

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  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

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  provisions, if any, granting special rights upon the occurrence of specified events;

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  any restriction of transferability of the series; and

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  additional terms not inconsistent with the provisions of the indenture.

        In addition, the applicable prospectus supplement will describe whether any underwriter will act as a market maker for the securities, and the extent to which a secondary market for the securities is or is not expected to develop.

General

        The debt securities may consist of debentures, notes, bonds or other types of indebtedness. One or more series of debt securities may be sold at a substantial discount below its stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency or other indices or other formulas. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currency or other reference factor. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currency or other reference factor to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

        The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or currency unit.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

General

        The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our restated certificate of incorporation or of our amended and restated by-laws. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock. Our restated certificate of incorporation and our amended and restated by-laws are incorporated by reference to the registration statement of which this prospectus forms a part as Exhibits 3.1 and 3.2 thereto.

Common Stock

        We are authorized to issue up to 600,000,000 shares of common stock, par value $0.01 per share. 117,221,505 shares of our common stock were issued and outstanding as of August 3, 2015.

        Dividends.    Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors (the "Board") out of funds legally available for that purpose.

        Voting Rights.    Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock do not have cumulative voting rights. In other words, a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our Board. A consequence of not having cumulative voting rights is that the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election, which means that the holders of the remaining shares will not be able to elect any directors.

        Other Rights.    In the event of any liquidation, dissolution or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not currently entitled to pre-emptive rights.

        Fully Paid.    The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

        We are authorized to issue up to 6,000,000 shares of preferred stock, par value $0.01 per share. No shares of our preferred stock were issued and outstanding as of August 3, 2015.

        Our Board, without further action by the holders of our common stock, may issue shares of our preferred stock. Our Board is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preference and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

        The authority possessed by our Board to issue preferred stock could potentially be used to discourage attempts by third-parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our Board has no present intention to issue any shares of preferred stock.

Restrictions on Payment of Dividends

        We are incorporated in Delaware and are governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if no such surplus exists, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets).

Anti-takeover Effects of Our Restated Certificate of Incorporation and Amended and Restated By-laws and Delaware Law

        Some provisions of our restated certificate of incorporation and amended and restated by-laws and of Delaware law could make the following more difficult:

  •
  acquisition of us by means of a tender offer;

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  acquisition of us by means of a proxy contest or otherwise; or

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  removal of our incumbent officers and directors.

        These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. The provisions summarized below are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

  Election and Removal of Directors

        Our restated certificate of incorporation and amended and restated by-laws provide that directors will be elected annually for terms expiring at the next succeeding annual meeting. Our Board is not classified. At each of our annual meetings of stockholders, the successors of the directors will be elected for a one-year term. Our restated certificate of incorporation and amended and restated by-laws provide that our directors may be removed with or without cause, only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding capital stock entitled to vote generally in the election of directors. This system of removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our Board.

  Size of Board and Vacancies

        Our restated certificate of incorporation and amended and restated by-laws provide that our Board may consist of no less than three and no more than 15 directors. The number of directors on our Board will be fixed exclusively by our Board, subject to the minimum and maximum number permitted by our restated certificate of incorporation and amended and restated by-laws. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our Board then in office, provided that a majority of our entire Board, or a quorum, is present, and any vacancies in our Board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present.

  Elimination of Stockholder Action by Written Consent

        Our restated certificate of incorporation and amended and restated by-laws expressly eliminate the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

  Stockholder Meetings

        Under our restated certificate of incorporation and amended and restated by-laws, only our chairman of our Board or our chief executive officer may call special meetings of our stockholders.

  Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board or a committee of our Board.

  Delaware Anti-takeover Law

        We are subject to Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.

  Supermajority Voting

        Our restated certificate of incorporation provides that amendments to provisions in the restated certificate of incorporation relating to the general powers of our Board, the number, classes and tenure of directors, filling vacancies on our Board, removal of directors, limitation of liability of directors, indemnification of directors and officers, special meetings of stockholders, stockholder action by written consent, the supermajority amendment provision of the amended and restated by-laws and the supermajority amendment provision of the restated certificate of incorporation will require the affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote generally in the election of directors. Our restated certificate of incorporation and amended and restated by-laws provide that amendments to the by-laws may be made either (i) by the affirmative vote of the at least a majority of our entire Board or (ii) by the affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote generally in the election of directors.

  No Cumulative Voting

        Our restated certificate of incorporation and amended and restated by-laws do not provide for cumulative voting in the election of directors.

  Undesignated Preferred Stock

        The authorization in our restated certificate of incorporation of undesignated preferred stock makes it possible for our Board to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provision in our restated certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Limitation on Liability of Directors and Indemnification of Directors and Officers

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a "derivative action"), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

  •
  any breach of the director's duty of loyalty to our company or our stockholders;

  •
  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

  •
  any transaction from which the director derived an improper personal benefit.

        Our restated certificate of incorporation and amended and restated by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reason to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

        We maintain policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacities as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

NYSE Listing

        Our shares of common stock are listed on the NYSE. Our shares trade under the ticker symbol "WYN."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement.

        The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the title of the warrants;

  •
  the aggregate number of warrants offered;

  •
  the designation, number and terms of the debt securities, preferred stock, common stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

  •
  the exercise price of the warrants;

  •
  the dates or periods during which the warrants are exercisable;

  •
  the designation and terms of any securities with which the warrants are issued;

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  if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

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  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

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  any minimum or maximum amount of warrants that may be exercised at any one time;

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  any terms relating to the modification of the warrants;

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  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

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  any other specific terms of the warrants.

        The description in the applicable prospectus supplement of any warrants that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

 DESCRIPTION OF RIGHTS

        We may issue rights to purchase debt securities, preferred stock, common stock or other securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

        The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

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  the price, if any, per right;

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  the exercise price payable for each share of debt securities, preferred stock, common stock, or other securities upon the exercise of the rights;

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  the number of rights issued or to be issued to each stockholder;

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  the number and terms of the shares of debt securities, preferred stock, common stock, or other securities which may be purchased per each right;

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  the extent to which the rights are transferable;

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  any other terms of the rights, including the terms, procedures and limitations relating to the exchange and exercise of the rights;

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  the date on which the holder's ability to exercise the rights shall commence, and the date on which the rights shall expire;

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  the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities; and

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  if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights.

        The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock, preferred stock or other securities at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities, shares of our common stock or preferred stock, or preferred securities or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement, or any combination of the foregoing, securing the holder's obligations to purchase shares of our common stock or preferred stock under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase units may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase units also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. This description is not complete and the description in the prospectus supplement will not necessarily be complete, and reference is made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

 SELLING SECURITYHOLDERS

        If the registration statement of which this prospectus forms a part is used by selling securityholders for the resale of any securities registered thereunder pursuant to a registration rights agreement to be entered into by us with such selling securityholders or otherwise, information about such selling securityholders, their beneficial ownership of our securities and their relationship with us will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference to such registration statement.

 PLAN OF DISTRIBUTION

        We, or selling securityholders, if applicable, may sell the securities being offered hereby in one or more of the following ways from time to time:

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  to underwriters for resale to purchasers;

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  directly to purchasers; or

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  through agents or dealers to purchasers.

        In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

        We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, and their compensation in a prospectus supplement.

 LEGAL MATTERS

        Kirkland & Ellis LLP, New York, New York, will serve as counsel to Wyndham Worldwide Corporation.

EXPERTS

        The consolidated financial statements of Wyndham Worldwide Corporation and its subsidiaries, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report issued on February 13, 2015, which is incorporated herein by reference. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited consolidated interim financial statements for the periods ended March 31, 2015 and 2014 and June 30, 2015 and 2014, which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2015 and June 30, 2015 and incorporated by reference herein, they did not audit and they do not express an opinion on those consolidated interim financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited consolidated interim financial statements because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

Wyndham Worldwide Corporation